                                                                    Exhibit 10.1


                  COMMON STOCK AND WARRANTS PURCHASE AGREEMENT


                         DATED AS OF SEPTEMBER 29, 2000


                                      AMONG


                                   ALTEON INC.


                                       AND


                       THE PURCHASERS LISTED ON EXHIBIT A

                                TABLE OF CONTENTS

                                                                                             Page
ARTICLE I - PURCHASE AND SALE OF STOCK....................................................     1
         1.1   The Shares.................................................................     1
         1.2   Purchase Prices, Execution and Closing.....................................     2
         1.3   Warrants...................................................................     3

ARTICLE II - REPRESENTATIONS AND WARRANTIES...............................................     3
         2.1   Representations and Warranties of the Company..............................     3
         2.2   Representations and Warranties of the Purchasers...........................    15

ARTICLE III - COVENANTS...................................................................    17
         3.1   Securities Compliance......................................................    17
         3.2   Registration and Listing...................................................    17
         3.3   Participation Rights.......................................................    18
         3.4   Compliance with Laws.......................................................    19
         3.5   Keeping of Records and Books of Account....................................    19
         3.6   Increase of Authorized Capital.............................................    19
         3.7   Filing of Current Report with Respect to this Transaction..................    20
         3.8   Other Agreements...........................................................    20
         3.9   Reports and Access to Records..............................................    20
         3.10  Full Disclosure............................................................    21
         3.11  Intentionally Omitted......................................................    21
         3.12  Regulation S...............................................................    21
         3.13  Intentionally omitted......................................................    21
         3.14  Exemption Under Rights Agreement...........................................    21
         3.15  Transfer Agent Instructions................................................    21

ARTICLE IV - CONDITIONS...................................................................    22
         4.1   Conditions Precedent to the Obligation of the Company to Sell the Shares at
                        Closing...........................................................    22
         4.2   Conditions Precedent to the Obligation of the Purchasers to Purchase the
                        Shares at the Closing.............................................    23

ARTICLE V - REGISTRATION RIGHTS...........................................................    25

ARTICLE VI - STOCK CERTIFICATE LEGEND.....................................................    25

ARTICLE VII - TERMINATION.................................................................    26
         7.1   Termination by Mutual Consent..............................................    26
         7.2   Other Termination..........................................................    27
         7.3   Termination of Closing.....................................................    27
         7.4   Effect of Termination......................................................    27

ARTICLE VIII - INDEMNIFICATION............................................................    27
         8.1.  Indemnification Generally..................................................    27
         8.2   Registration...............................................................    28
         8.3   Procedure..................................................................    29
         8.4   Contribution...............................................................    30
         8.5   Survival of Indemnification................................................    30

ARTICLE IX - MISCELLANEOUS................................................................    31
         9.1   Fees and Expenses..........................................................    31
         9.2   Specific Enforcement, Consent to Jurisdiction..............................    31
         9.3   Entire Agreement; Amendment................................................    32
         9.4   Notices....................................................................    32
         9.5   Waivers....................................................................    33
         9.6   Headings...................................................................    33
         9.7   Successors and Assigns.....................................................    33
         9.8   No Third Party Beneficiaries...............................................    34
         9.9   Governing Law..............................................................    34
         9.10  Survival...................................................................    34
         9.11  Counterparts...............................................................    34
         9.12  Publicity..................................................................    34
         9.13  Severability...............................................................    34
         9.14  Further Assurances.........................................................    35
         9.15  Investigation..............................................................    35
         9.16  Certain Definitions........................................................    35

                                          TABLE OF EXHIBITS AND SCHEDULES

Exhibit A                List of Purchasers
Exhibit B-1              Form of Series 1 Warrant
Exhibit B-2              Form of Series 2 Warrant
Exhibit C                [Intentionally omitted]
Exhibit D                Form of Registration Rights Agreement
Exhibit E                Form of Company Counsel's Legal Opinion

Schedule 2.1(a)          Specification of Location of Information in SEC Documents
Schedule 2.1(c)          Authorized, Issued and Outstanding Capital Stock of the Company
Schedule 2.1(i)          Undisclosed Liabilities
Schedule 2.1(k)          Defaults on Indebtedness
Schedule 2.1(m)          Litigation
Schedule 2.1(o)          Taxes
Schedule 2.1(u)          Material Agreements (including Breaches and Non-compliance)
Schedule 2.1(v)          Certain Transactions with Affiliates
Schedule 2.1(y)          Employment Agreements
Schedule 2.1(z)          Certain New Developments
Schedule 2.2(i)          Company Securities Owned by Purchasers Prior to First Tranche
                               Closing
Schedule 9.16(b)(vi)     Certain Additional SEC Documents

         This COMMON STOCK AND WARRANTS PURCHASE AGREEMENT (the "Agreement") is dated as of September 29, 2000, by and among Alteon Inc., a corporation organized under the laws of the State of Delaware (the "Company," which term includes any subsidiary hereafter organized or acquired) (AMEX: "ALT"), and each of the Purchasers whose names are set forth on Exhibit A hereto (individually, a "Purchaser" and collectively, the "Purchasers").

         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchasers and the Purchasers shall purchase (i) Two Million Eight Hundred Thirty-four Thousand Eighty-eight(2,834,088) shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), (ii) the Company's Series 1 Warrants to purchase One Million Thirty-three Thousand Six Hundred Thirty-six(1,033,636) shares (subject to adjustment in certain circumstances) of Common Stock, in substantially the form attached hereto as Exhibit B-1 (singularly a "Series 1 Warrant" and collectively, the "Series 1 Warrants"), and (iii) the Company's Series 2 Warrants to purchase One Hundred Thousand (100,000) shares (subject to adjustment in certain circumstances) of Common Stock, in substantially the form attached hereto as Exhibit B-2 (singularly a "Series 2 Warrant" and collectively, the "Series 2 Warrants"); reference to the "Warrants" includes the Series 1 Warrants and the Series 2 Warrants unless otherwise expressly indicated; and

         WHEREAS, such purchase and sale will be made in reliance upon the provisions of Section 4(2) and Rule 506 of Regulation D ("Regulation D") of the United States Securities Act of 1933 as amended, and regulations promulgated thereunder (the "Securities Act"), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the purchases of Common Stock and Warrants to be made hereunder.

         The parties hereto agree as follows:

                     ARTICLE I - PURCHASE AND SALE OF STOCK

         Purchase and Sale of Common Shares. Upon the following terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchasers, and each of the Purchasers, severally and not jointly, shall purchase from the Company an aggregate of Two Million Eight Hundred Thirty-four Thousand Eighty-eight (2,834,088) shares (the "Common Shares") of authorized but heretofore unissued Common Stock, at a price per share of $2.20, and the Warrants. The aggregate price of the Common Shares shall be Six Million Two Hundred Thirty-four Thousand Nine Hundred Ninety-three and 60/100 ($6,234,993.60) Dollars, and the aggregate purchase price for the Warrants shall be One Hundred and 00/100 ($100.00) Dollars.

         Section 1.1 The Shares. (a) For purposes of this Agreement: any shares of Common Stock issuable upon exercise of the Series 1 Warrants (and such shares when issued) are herein referred to as the "Series 1 Warrant Shares"; any shares of Common Stock issuable upon exercise of the Series 2 Warrants (and such shares when issued) are herein referred to as the "Series 2 Warrant Shares"; and the Series 1 Warrant Shares and Series 2 Warrant Shares may be referred to hereinafter as the"Warrant Shares"; the Common Shares and the Warrant Shares are sometimes collectively referred to as the "Shares".

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                  (b) The Company has authorized and has reserved, and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders (including without limitation the rights of the holders of the Company's Series G and Series H Preferred Stocks (as defined in Schedule 2.1(c)), a sufficient number of its authorized but unissued shares of its Common Stock, to effect the sale of Common Shares at the Second Tranche Closing.

                  (c) On the date hereof, the Company has reserved out of its Available Unissued Shares for issuance under the Warrants the number of shares of Common Stock required under Section 4.2(j).

         Section 1.2 Purchase Prices, Execution and Closing. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchasers and the Purchasers, severally but not jointly, agree to purchase the Common Shares and Warrants exercisable for that number of Warrant Shares set forth opposite their respective names on Exhibit A. The aggregate purchase price of the Common Shares and the Warrants being acquired by each Purchaser is set forth opposite such Purchaser's name on Exhibit A (for each such Purchasers, a "Purchase Price", and collectively referred to as the "Purchase Prices"). The closing of the purchase and sale of the Common Shares and Warrants (the "Closing") to be acquired by the Purchasers from the Company shall take place at the offices of Kane Kessler, P.C. 1350 Avenue of the Americas, 26th Floor, New York, NY 10019.

                  (a) The Closing shall take place in two stages (the "First Tranche Closing" and the "Second Tranche Closing"; reference to the Closing shall be construed to include both Closings unless only one closing is expressly referred to). The First Tranche Closing shall take place on the date hereof.

                  (b) Except as provided in Section 4.2(g), the Second Tranche Closing shall take place within 7 trading days after a registration statement (the "Registration Statement"), registering the Common Shares and the Warrant Shares pursuant to the Securities Act of 1933, as amended (the "Securities Act"), shall have been declared effective (the "Effective Date") by the Securities and Exchange Commission (the "Commission"). The Company shall notify the Purchasers of the Effective Date within one business day after the effectiveness of the Registration Statement.

                  (c) When used herein, "Closing Date" refers to the date of the First Tranche Closing and the Second Tranche Closing, unless expressly indicated otherwise.

         Section 1.3 Warrants. The Warrants shall be exercisable for seven (7) years from the Closing Date and entitle the holders thereof to purchase shares of Common Stock at an exercise price of $3.40 per share (subject to adjustment as more fully set forth herein and in the Warrants). The Series 1 Warrants shall entitle the holders thereof to purchase an aggregate of 1,033,088 shares of Common Stock and shall be substantially in the form of Exhibit B-1 attached hereto. The Series 2 Warrants shall entitle the holders thereof to purchase an aggregate of 100,000 shares of Common Stock and shall be substantially in the form of Exhibit B-2 attached hereto.

                   ARTICLE II - REPRESENTATIONS AND WARRANTIES

         Section 2.1 Representations and Warranties of the Company. In order to induce the Purchasers to enter into this Agreement and to purchase the Shares, the Company hereby makes the following representations, warranties and covenants to the Purchasers:

                  (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted and to enter into this Agreement and to perform its obligations hereunder. The Company does not have any subsidiaries or own securities of any kind in any other entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect (as defined hereinafter) on the Company's financial condition, business or business prospects. True and complete copies of the certificate or articles of incorporation, all amendments thereto, and all certificates of designation and similar documents defining the rights of holders of the Company's capital stock (the "Charter Documents") have duly been filed with the Commission and are included in the SEC Documents, in the items or as the exhibits enumerated in Schedule 2.1(a).

                           For the purposes of this Agreement, "Material Adverse
Effect" means any adverse effect on the business, operations, properties, prospects, assets or financial condition of the Company or which is likely to materially hinder the performance by the Company of its obligation hereunder and under the other Transaction Documents (as defined in Section 2.1(b) hereof).

                  (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement attached hereto as Exhibit D (the "Registration Rights Agreement") and the Warrants (collectively, the "Transaction Documents") and to issue and sell the Shares in accordance with the terms hereof and the Warrants. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. The Registration Rights Agreement will have been duly executed and delivered by the Company on or before the Closing Date. Each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

                  (c) Capitalization.

                           (i) The authorized capital stock of the Company and the shares thereof currently issued and outstanding as of the date hereof are set forth on Schedule 2.1(c) hereto. All of the outstanding shares of the Company's Common Stock and any other security of the Company have been duly and validly authorized. Except as set forth in this Agreement and the Registration Rights Agreement and as set forth in the or on Schedule 2.1(c) hereto, no shares of Common Stock or any other securities issued by the Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement and the Registration Rights Agreement or on Schedule 2.1(c), there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as provided in Schedule 2.1 (c) hereto, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. Except as set forth in Schedule 2.1(c), the Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.

                           (ii) Except as set forth on Schedule 2.1(c) hereto, to the best of the Company's knowledge, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws, and no holder of such securities has a right of rescission or claim for damages with respect thereto which could have a Material Adverse Effect.

                           (iii) The Company's articles of incorporation, all amendments thereto and all certificates of designation and other similar instruments, and the Company's bylaws and amendments thereto, which have been filed with the Commission prior to the date hereof are true and complete copies of the Company's articles of incorporation and bylaws as in effect on the date hereof.

                           (iv) No person has any right to require the Company to register any Common Stock other than (i) as provided in the Registration Rights Agreement and (ii) as set forth on Schedule 2.1(c).

                  (d) Issuance of Shares. The Common Shares to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Common Shares shall be validly issued and outstanding, fully paid and nonassessable and entitled to all applicable rights and preferences set forth in the Articles. When the Warrant Shares are issued in accordance with the terms of this Agreement and as set forth in the Warrants, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and non-assessable, and the holders shall be entitled to all rights accorded to a holder of Common Stock.

                  (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Company's Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which any of its respective properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature whatsoever on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except, in all cases other than violations pursuant to clause (i) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation, nor under any judgment, order or consent of any court or other tribunal, to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Common Shares and the Warrant Shares in accordance with the terms hereof or thereof (other than any filings which may be required to be made by the Company with the Commission or state securities administrators subsequent to a Closing, and any registration statement which may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchasers herein.

                  (f) Securities Laws; Financial Statements.

                           (i) The Company has timely filed all forms, reports, statements and documents required to be filed by it (A) with the Commission (collectively, together with any such forms, reports, statements and documents the Company may file subsequent to the date hereof until the Second Tranche Closing, the "Company Reports") and (B) with any other governmental or quasi-governmental authorities. Each Company Report (i) was and will be prepared in accordance with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and (ii) did not or will not at the time it was or will be filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable law.

                           (ii) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except as may be permitted by Form 10-Q under the Exchange Act) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

                           (iii) Except as and to the extent set forth or reserved against on the consolidated balance sheet of the Company as of June 30, 2000 as filed in the SEC Documents, including the notes thereto, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP.

                           (iv) Except as set forth on the Company's proxy statement filed with the Commission on or about April 28, 2000, no officer, director or other affiliate of Company holds any interest, directly or indirectly, in any property, real or personal, tangible or intangible, used in or pertaining to Company's business, including any interest in the Company's Intellectual Property (as defined in Section 2.1(ee).

                           (v) Neither the Company nor any agent acting on behalf of the Company has taken or will take any action which might cause this Agreement or the issuance of the Shares or the Warrants to violate the Securities Act or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated thereunder, as in effect on the Closing Date. All shares of capital stock and other securities issued by the Company prior to the date hereof, and the Shares and Warrants upon the issuance thereof, have been and will be issued in compliance with the Securities Act and all applicable state "blue sky" laws and in compliance with all applicable corporate laws. The representations with respect to the Securities Act and applicable state "blue sky" laws assume the correctness of the Purchasers' representations in Sections 2.2(d) and (e), and any certificates given at any time hereafter by any Purchaser in support of such provisions.

                           (vi) The Company has not provided to the Purchasers any material non-public information or other information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than the transaction contemplated by this Agreement.

                  (g) Subsidiaries. The Company has no subsidiaries. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.

                  (h) No Material Adverse Change. Since December 31, 1999, the date through which the most recent audited financial statements of the Company have been prepared and filed with the Commission (a copy of which is included in the SEC Documents), the Company has not experienced or suffered any Material Adverse Effect.

                  (i) No Undisclosed Liabilities. Except as disclosed on
Schedule 2.1(i) hereto, the Company does not have any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of business since December 31, 1999, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

                  (j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

                  (k) Indebtedness. Schedule 2.1(k) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or for which the Company has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $25,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP. Except as disclosed on
Schedule 2.1(k), the Company is not in default with respect to any Indebtedness.

                  (l) Title to Assets. The Company has good and marketable title to all of its real and personal property, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except as, individually or in the aggregate, do not cause a Material Adverse Effect on



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
the Company's financial condition or operating results. All said leases of the Company are valid and subsisting and in full force and effect.

                  (m) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth on Schedule 2.1(m), there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company or any of is properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any officers or directors of the Company in their capacities as such.

                  (n) Compliance with Law. The business of the Company has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as, individually or in the aggregate, the noncompliance therewith would not have a Material Adverse Effect. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (o) Taxes. Except as set forth on Schedule 2.1(o) hereto, the Company has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company for all current taxes and other charges to which the Company is subject and which are not currently due and payable. Except as disclosed on
Schedule 2.1(o) hereto, none of the federal income tax returns of the Company have been audited by the Internal Revenue Service, and the Company has not waived the expiration of any statute of limitations. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency.

                  (p) Certain Fees. The Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' or structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents or the transactions contemplated thereby.

                  (q) Disclosure. To the best of the Company's knowledge, neither this Agreement (including the Schedules hereto) nor any other documents, certificates or instruments furnished to the Purchasers by or on behalf of the Company in connection with the transactions contemplated by this Agreement or any of the other Transaction Document contain or will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

                  (r) Operation of Business. The Company owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations and all rights with respect to the foregoing, which are used in the conduct of its business as now conducted, and the Company has received no notice from any person of any conflicts with the rights of others.

                  (s) Environmental Compliance. The Company has all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. The Company is also in material compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company that violate or may violate any Environmental Law after any of the Closings or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance. "Environmental Liabilities" means all liabilities of a person (whether such liabilities are owed by such person to governmental authorities, third parties or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.

                  (t) Books and Record Internal Accounting Controls. The records and documents of the accurately reflect in all material respects the information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company's board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences.

                  (u) Material Agreements. Except as set forth on Schedule 2.1(u) hereto, the Company is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 or applicable form (collectively, "Material Agreements") if the Company were registering securities under the Securities Act. To its knowledge, the Company has in all material respects performed all the obligations required to be performed to date under the foregoing agreements and, except as set forth in Schedule 2.1(u), has received no notice of default and is not in default under any Material Agreement now in effect, the result of which could cause a Material Adverse Effect. No written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company limits or shall limit the payment of dividends on the Company's Common Stock.

                  (v) Transactions with Affiliates. Except as set forth in
Schedule 2.1(v) hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $100,000 between (a) the Company, or any customer or supplier on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any person owning any capital stock of the Company or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

                  (w) Securities Act of 1933. The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Common Shares, Warrant Shares and Warrants hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Shares, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action, so as to require the registration of the issuance and sale of any of the Shares under the registration provisions of the Securities Act and any other applicable federal and state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any of the Shares.

                  (x) Governmental Approvals. Except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state or federal securities laws (which if required, shall be filed on a timely basis), including, but not limited to, the filing of a registration statement or statements pursuant to the Registration Rights Agreement, no authorization, consent, approval, license exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Common Shares, or for the performance by the Company of its obligations under the Transaction Documents.

                  (y) Employees. The Company has no collective bargaining arrangements or agreements covering any of its employees, except as set forth on
Schedule 2.1(y) hereto. Except as set forth on Schedule 2.1(y) hereto, the Company has no employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company. Since December 31, 1999, no officer, consultant or key employee of the Company whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company.

                  (z) Absence of Certain Developments. Except as provided in
Schedule 2.1(z) hereto, since December 31, 1999, the Company has not:

                           (i) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

                           (ii) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's business;

                           (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

                           (iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

                           (v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

                           (vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchasers or their representatives;

                           (vii) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

                           (viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

                           (ix) made capital expenditures or commitments therefor that aggregate in excess of $100,000;

                           (x) entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

                           (xi) made charitable contributions or pledges in excess of $25,000;

                           (xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

                           (xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment;

                           (xiv) effected any two (2) or more events of the foregoing kind which in the aggregate would be material to the Company;

                           (xv) entered into any single transaction involving more than $75,000 with any executive officer or director, or holder of 5% or more of the capital stock of the Company, nor any transactions with such persons which, in the aggregate, involves more than $100,000; or

                           (xvi) entered into an agreement, written or otherwise, to take any of the foregoing actions.

                  (aa) Use of Proceeds. The proceeds from the sale of the Common Shares and the Warrants will be used by the Company for working capital and general corporate purposes.

                  (bb) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon any Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, assuming that no Purchaser which is an investment company will own sufficient shares of Common Stock of the Company following the Closing to be deemed to "control" the Company.

                  (cc) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company which is or would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Transaction Documents and the issue and sale of the Common Shares and the Warrants will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchasers, or any person or entity that owns a beneficial interest in any of the Purchasers, is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a "party in interest" (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 2.1(ac), the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company is under common control, as described in Section 414(b) or (c) of the Code.

                  (dd) Dilutive Effect. The Company understands and acknowledges that the number of the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that its obligations to issue the Warrant Shares upon the exercise of the Warrants in accordance with this Agreement and the Warrants, is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interest of other stockholders of the Company.

                  (ee) Intellectual Property.

                           (i) Except as disclosed in the SEC Documents, at the items thereof listed in Schedule 2.1(ee): (A) the Company is the sole and exclusive owner of, or has the right to use all Intellectual Property used by the Company in its business as now conducted and as expected to be conducted; (B) the Financial Statements of the Company have not failed or neglected to account for the royalties or fees (license or otherwise) payable by the Company to any person by reason of the ownership or use of any of the Intellectual Property; (C) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and there are no reasonable grounds for any such claims; (D) the Company has not made any claim of any violation or infringement by others of its rights in the Intellectual Property, and has no knowledge of any basis for the assertion of any such claims; (E) the Company has not received any written notice or other type of overt notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property, and, to the knowledge of the Company, neither the use of the Intellectual Property by the Company, the operation of its business, nor any formula, method, process, part or material employed by the Company in connection therewith, is infringing or has infringed upon any rights of others; (F) the Intellectual Property includes all rights necessary for the Company to be legally entitled to conduct its business as presently being conducted; (G) the consummation of the transactions contemplated hereby will not alter or impair any of the Intellectual Property; (H) no interest of the Company's Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company to third parties;
         (I) to the extent that any item constituting part of the Intellectual Property has been registered with, filed in or issued by, as the case may be, any governmental or other regulatory authority, such registrations, filings were duly made and remain in full force and effect; (J) there is no act or failure to act by the Company or any of its directors, officers, employees, attorneys or authorized agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to any of the Intellectual Property.

                           (ii) For purposes of this representation, "Intellectual Property" means any foreign and domestic patent, patent right, trademark, service mark, trade name, brand, copyright (whether or not registered and, if applicable, including pending applications for registration), invention, software, trade secret, technology, product, composition, formula, method or process owned, used or controlled by the Company.

                  (ff) FDA. Without limiting the generality of the foregoing, the Company and its business as now conducted and expected to be conducted is in compliance with the terms of all rules and regulations of the United States Food and Drug Administration ("FDA"). The Company has not engaged in any activity that would cause revocation or suspension of any FDA license, authorization or approval. The FDA has not notified the Company of any adverse findings or information with respect to the Company's business, and the Company has no knowledge of any facts which could reasonably be expected to cause it to believe that the FDA licenses, authorizations and approvals will not be renewed in the ordinary course. Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any license, authorization or approval granted or issued by the FDA.

                  (gg) Option Forbearance Letter. The Option Forbearance Letter is in full force and effect as of the Closing Date. The Company has furnished the Purchasers with a true and complete copy thereof.

         Section 2.2 Representations and Warranties of the Purchasers. Each of the Purchasers hereby makes the following representations and warranties to the Company with respect solely to itself and not with respect to any other
Purchaser:

                  (a) Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and such Purchaser was not formed for the specific purpose of acquiring the Shares.

                  (b) Authorization and Power. The Purchaser has the requisite power and authority to enter into and perform this Agreement and the Registration Rights Agreement and to purchase the Common Shares and the Warrants being sold to it hereunder. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the documents contemplated hereby by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable (if the Purchaser is an entity), and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, members, managers or partners, as the case may be, is required. Each of this Agreement and the Registration Rights Agreement will have been duly executed and delivered by the Purchasers on the Closing Date. Each of this Agreement and the Registration Rights Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, or similar laws relating to, or affecting generally the enforcement of, creditor's rights, remedies or by other equitable principles of general application.

                  (c) No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, and the documents contemplated hereby and thereby and the consummation by such Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser's charter documents, bylaws, partnership agreement, operating agreement or other organizational documents, or
(ii) conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which such Purchaser is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Purchaser). Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement, or the documents contemplated hereby and thereby or to purchase the Common Shares and the Warrants in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

                  (d) Acquisition for Investment. Such Purchaser is purchasing the Common Shares and the Warrants solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. Such Purchaser does not have a present intention to sell the Common Shares or the Warrants, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Common Shares or the Warrants to or through any person or entity; provided, however, that by making the representations herein, such Purchaser does not agree to hold the Common Shares or the Warrants for any minimum or other specific term and reserves the right to dispose of the Common Shares or the Warrants at any time in accordance with federal securities laws applicable to such disposition. Such Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Common Shares or the Warrants and that it has been given full access to such records of the Company and to the officers of the Company as it has deemed necessary or appropriate to conduct its due diligence investigation. If the Registration Statement is not effective at the time of the exercise of any Warrant, or if the resale of the Warrant Shares is not then exempt from the registration requirements of the Securities Act, then such Purchaser covenants, as a condition of exercise of any of such Purchaser's Warrants, to certify that this representation is true as of the time that such Purchaser exercises such Purchaser's Warrants.

                  (e) Accredited Purchasers. Such Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act and is a resident of the jurisdiction indicated on Exhibit A hereto. Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of Purchaser's investment in the Company. If the Registration Statement is not effective at the time of the exercise of any Warrant, or if the resale of the Warrant Shares is not then exempt from the registration requirements of the Securities Act, then such Purchaser covenants, as a condition of exercise of any of such Purchaser's Warrants, to certify that this representation is true as of the time that such Purchaser exercises such Purchaser's Warrants.

                  (f) General. Such Purchaser understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirement of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Shares. Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Common Shares and the Warrants.

                  (g) No General Solicitation. Such Purchaser acknowledges that the Common Shares and Warrants were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or
(ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

                  (h) No Commissions or Similar Fees. In connection with the purchase of the Common Shares and Warrants by such Purchaser, such Purchaser has not and will not pay, and has no knowledge of the payment of, any commission or other direct or indirect remuneration to any person or entity for soliciting or otherwise coordinating the purchase of such securities, except to such persons or entities as are duly licensed and/or registered to engage in securities offering and selling activities (or are exempt from such licensing and/or registration requirements) under applicable federal laws and the laws of the state(s) in which such activities have taken place in connection with the transaction contemplated by this agreement.

                  (i) Other Shares of Company Common Stock. The Purchaser does not own any securities of the Company other than (i) its rights to acquire the Common Shares, Warrants and Warrant Shares pursuant to this Agreement and (ii) as set forth on Schedule 2.2(i).


                             ARTICLE III - COVENANTS

         The Company covenants with each of the Purchasers, which covenants are for the benefit of each of the Purchasers and their permitted assignees (as defined herein) as follows:

         Section 3.1 Securities Compliance.

                  (a) The Company shall notify the Commission in accordance with their rules and regulations, of the transactions contemplated by any of the Transaction Documents, including filing a Form D with respect to the Common Shares, Warrants and Warrant Shares as may be required under Regulation D, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Common Shares and the Warrant Shares to the Purchasers or subsequent holders.

                  (b) The Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchasers set forth herein in order to determine the applicability of federal and state securities laws exemptions and the suitability of such Purchasers to acquire the Shares and the Warrants.

         Section 3.2 Registration and Listing. The Company will cause a registration statement registering the Common Shares and the Warrant Shares to be filed no later than 45 days after the Closing Date and will use its best efforts to cause the registration statement to be declared effective within (i) 120 days after the Closing Date or (ii) five (5) business days of the date on which the Commission informs the Company that it may request the acceleration of the effectiveness of the registration statement, whichever date is the earlier (the "Effectiveness Date"). The Company will comply in all respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement or the Registration Rights Agreement, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action (other than action which the Board of Directors reasonably determines is opposed to the best interests of the stock holders of the Company) necessary to continue the listing or trading of its Common Stock on the American

Stock Exchange or, without lapse of time following any delisting from the American Stock Exchange, to effect the listing or trading of its Common Stock on NASDAQ (NML or Small Cap) or the New York Stock Exchange.

         Section 3.3 Participation Rights.

                  (a) For a period commencing on the date hereof and ending one year following the Effective Date, each Purchaser, severally, shall have the right to purchase its pro rata portion of any Common Stock (or any options, warrants, or rights of any nature to purchase Common Stock, or securities convertible into or exchangeable for Common Stock (collectively, "Convertible Securities")) whether or not currently authorized, whenever the Company shall issue any such Common Stock or Convertible Securities. A Purchaser's pro rata portion, for purposes hereof, shall be the ratio of (i) the number of Shares (including Warrant Shares, whether or not issued and outstanding) then owned by such Purchaser to (ii) the total number of shares of Common Stock then outstanding, without giving effect to the proposed issuance of Common Stock or Convertible Securities.

                  (b) For a period commencing on the date hereof and ending one year following the Effective Date, no shares of Common Stock or Convertible Securities shall be issued by the Company unless the Company has simultaneously offered, at the same price and, as nearly as may be practicable, on the same terms and conditions, a pro rata portion of such Common Stock or Convertible Securities to each Purchaser in accordance with this Section. In connection with any such issuance, each Purchaser shall be entitled to review any offering materials provided to any other potential investor in connection with such proposed issuance.

                  (c) The provisions of this Section shall not apply to:

                           (i) the sale or issuance of Common Stock or Convertible Securities pursuant to the Company's existing stock option plans, employee benefit plans, employment contracts or other similar benefit or incentive programs or agreements filed prior to the date hereof with the Commission or approved after the date hereof by the stockholders of the Company, where the primary purpose of such plan, contract or program or agreement is not to raise capital for the Company;

                            (ii) the issuance of shares of Common Stock or Convertible Securities pursuant to any merger transaction in which the Company is the surviving corporation or as consideration for the acquisition by the Company of assets or securities of another business entity;

                           (iii) any issuance of shares of Common Stock or Convertible Securities pursuant to the exercise or conversion of Convertible Securities outstanding on the date hereof (or issued as dividends on such Convertible Securities);

                           (iv) the issuance of Common Stock or Convertible Securities for no consideration in respect of outstanding shares of Common Stock or Convertible Securities in connection with any stock split or stock dividend by the Company or any similar event;

                           (v) the issuance of Common Stock or Convertible Securities in connection with any Strategic Alliance (as hereinafter defined);

                           (vi) the issuance of Common Stock or Convertible Securities in a registered public offering in which the gross proceeds are not less than $15,000,000.

         Section 3.4 Compliance with Laws . The Company shall comply with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

         Section 3.5 Keeping of Records and Books of Account. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company , and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

         Section 3.6 Increase of Authorized Capital.

                  (a) At the next regularly scheduled annual meeting of stockholders, but in no event later than June 30, 2001 (the earlier of such dates being the "Increased Authorized Common Stock Deadline" or "IACS Deadline"), or at any other meeting of stockholders (for any purpose) to be called prior to the earlier of (i) such next regularly schedule annual meeting or (ii) the IACS Deadline, the Company shall present for approval of the stockholders an amendment of the Company's charter increasing the authorized Common Stock to no less than 80,000,000 shares, and to solicit proxies in support of such amendment, and take all other steps necessary to effect such amendment or otherwise comply with this covenant.

                  (b) If at any time in the period commencing on the Effectiveness Date (as defined in the Registration Rights Agreement) and ending on the IACS Deadline:

                           (i) any claim on the shares reserved for issuance as
                  the Warrant Shares is lawfully enforced (other than by or for the benefit of the holders of the Warrants), and

                           (ii) the Current Market Price (as defined in the
                  Warrant) of the Common Stock is not less than the Warrant Exercise Price (as defined in the Warrant),

then the Company shall take all necessary action to increase its authorized capital to enable the Company to be authorized to issue the Warrant Shares, including without limitation the calling of a special meeting of stockholders and the solicitation of proxies in support of action to authorize any necessary increase in the authorized Common Stock of the Company.

                  (c) Notwithstanding any contrary or inconsistent representation, warranty or other provision hereof or in the Warrants, if at any time after the IACS Deadline (i) the shares of Common Stock reserved for issuance as the Warrant Shares are, in whole or in part, subject to a reserve for any other or additional purpose, or (ii) the Company has failed or refused to establish or maintain a reserve of shares of Common Stock for issuance of the Warrant Shares, whether voluntarily or otherwise, then the Company shall use its best efforts to increase the authorized capital stock of the Company so that it shall be able to fully reserve shares of Common Stock for issuance as Warrant Shares.

                           After the First Tranche Closing Date, and so long as
any Warrants are outstanding, the Company will reserve for issuance under the outstanding Warrants a number of shares of Common Stock equal to the lesser of
(i) 100% of the Warrant Shares acquirable under the outstanding Warrants or (ii) the Available Unissued Shares. The Company understands that the reservation of shares of Common Stock required hereby is subject to change every business day that there is a change in the Current Market Price of the Common Stock (as defined in the Warrants).

         Section 3.7 Filing of Current Report with Respect to this Transaction. Without limiting the generality of any other covenants or representations and warranties set forth herein, the Company will timely disclose this transaction and its material terms, including copies of the Transaction Documents, in a Current Report on Form 8-K to be filed with the Commission.

         Section 3.8 Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company under any Transaction Document.

         Section 3.9 Reports and Access to Records. To the extent that the Company is no longer required to provide information pursuant to the Exchange Act, the Company, at its expense, shall provide the Purchasers with (i) (within 45 days after the close of each fiscal quarter in each fiscal year of the Company) an unaudited consolidated balance sheet of the Company, a consolidated statement of income of the Company, and a consolidated statement of cash flows of the Company, as at the end of and for the period commencing at the end of the previous fiscal year and ending with such month, prepared in accordance with GAAP; and (ii) (within 90 days after the close of each fiscal year then ended of the Company) a consolidated balance sheet of the Company, a consolidated statement of income of the Company, and a consolidated statement of cash flows of the Company, as at the end of and for the fiscal year then ended, setting forth the corresponding figures of the previous fiscal year in comparative form, and certified (without any qualification or exception deemed material by the Purchasers) by the independent certified public accountants of the Company.

         Section 3.10 Full Disclosure. To the extent that any material information set forth in any Schedule referred to in Section 2.1 has not been fully disclosed in the SEC Documents, the Company will disclose such information
(i) in the Registration Statement to be filed under the Registration Rights Agreement, and (ii) in the Current Report on Form 8-K to be filed by the Company disclosing this Agreement and the transactions contemplated hereby or in Part II of the next Quarterly Report on Form 10-Q to be filed in lieu of such a Current Report.

         Section 3.11 Intentionally Omitted.

         Section 3.12 Regulation S. The Company covenants and agrees that if the Company fails to register the Common Shares and the Warrant Shares under the terms and conditions of the

Registration Rights Agreement attached hereto as Exhibit D or such registration shall no longer be effective, then for so long as any of the Shares remain outstanding and continue to be "restricted securities" within the meaning of Rule 144 under the Securities Act, the Company shall, in order to permit resales of the Shares pursuant to Regulation S under the Securities Act, (a) continue to file all material required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act and (b) not knowingly engage in directed selling efforts in connection with the resale of securities by any Purchaser under Regulation S.

         Section 3.13 Intentionally omitted.

         Section 3.14 Exemption Under Rights Agreement. The opinion to be delivered by the Company's counsel at the Closing shall expressly indicate that the Closing of the transactions contemplated hereby will not result in a distribution under the Stockholders' Rights Agreement dated July 27, 1995, as amended, as set forth in the SEC Documents.

         Section 3.15 Transfer Agent Instructions. Prior to registration of the Common Shares and the Warrant Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in Section 6.1 of this Agreement. The Company covenants that no instruction other than the usual stop-transfer instructions applicable to unregistered shares will be given by the Company to its transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section 3.15 shall affect in any way each Purchaser's obligations and agreements set forth in Section 6.1 to comply with all applicable prospectus delivery requirements, if any, upon resale of the Shares. If a Purchaser provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the Securities Act or the Purchaser provides the Company with reasonable assurances that the Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Common Shares and the Warrant Shares, promptly instruct its transfer agent to issue one (1) or more certificates in such name and in such denominations as specified by such Purchaser and without any restrictive legend. The Company acknowledges that a breach by it of its obligations under this Section 3.15 will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 3.15 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 3.15, that the Purchasers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

                             ARTICLE IV - CONDITIONS

         Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Shares at Closing. The obligation hereunder of the Company to issue and sell the Common Shares and Warrants to the Purchasers at the Closing is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                  (a) Accuracy of Each Purchaser's Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

                  (b) Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing, including the payment by wire transfer of funds in accordance with this Agreement in the amount of the Purchase Price set forth opposite such Purchaser's name on Exhibit A under the heading "Purchase Prices" for the First or Second Tranche Closing, as applicable; such Purchaser shall have executed and delivered this Agreement and the Registration Rights Agreement to the Company.

                  (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

         Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Purchase the Shares at the Closing. The obligation hereunder of each Purchaser to acquire and pay for the applicable Common Shares and Warrants at the Closing is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for each Purchaser's sole benefit and may be waived by such Purchaser at any time only in its sole discretion.

                  (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a particular date), which shall be true and correct in all material respects as of such date.

                  (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing. Without limiting the generality of the foregoing, with respect to the Second Tranche Closing, the Company shall have timely filed the Current Report on Form 8-K required under
Article 3.

                  (c) No Suspension, Etc. From the date hereof to the Closing Date, trading in the Company's Common Stock shall not have been suspended by the Commission, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets ("Bloomberg") shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States, or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Common Shares.

                  (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  (e) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company, or any of the officers, directors or affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

                  (f) Opinion of Counsel, Etc. At the Closing, the Purchasers shall have received an opinion of counsel to the Company, dated the date of such Closing, in the form of Exhibit E hereto, and the such other legal opinions, certificates and documents as the Purchaser or its counsel shall reasonably require incident to the Closing.

                  (g) Registration of the Shares. Prior to the First Tranche Closing, the Company shall have executed and delivered the Registration Rights Agreement to the Purchasers. Prior to the Second Tranche Closing, the Registration Statement shall have become effective in accordance with the requirements of the Registration Rights Agreement, and the Shares shall then be listed for trading on the American Stock Exchange (or, if the Common Stock is then listed on the New York Stock Exchange, or NASDAQ NML, or NASDAQ Small Cap, the Shares shall be listed on such other exchange or quotation system). If the Registration Statement shall not have become effective, and the Shares are not so listed, on or before the One Hundred Twentieth Day (120th) day after the First Tranche Closing, then, at the election of the Purchasers, the Purchasers shall no longer be obligated to purchase the Second Tranche Common Shares and Second Tranche Warrants; provided, however, that an election not to purchase the Second Tranche Common Shares or the Second Tranche Warrants under the provisions of this Section shall not in any way terminate or otherwise diminish the obligations of the Company under this Agreement or the Registration Rights Agreement with respect to the First Tranche Common Shares and the Warrant Shares underlying the First Tranche Warrants.

                  (h) Stock Certificates. At the First Tranche Closing, the Company shall have executed and delivered to each Purchaser the certificates (in such denominations as such Purchaser shall request) for the Common Shares and the Warrants being purchased by such Purchaser at the First Tranche Closing. At the Second Tranche Closing, the Company shall have executed and delivered to each Purchaser the certificates (in such denominations as such Purchaser shall request) for the Common Shares and the Warrants being purchased by such Purchaser at the Second Tranche Closing.

                  (i) Resolutions. Prior to the Closing, the Board of Directors of the Company shall have adopted resolutions consistent with Section 2.1(b) above in a form reasonably acceptable to each Purchaser (the "Resolutions").

                  (j) Reservation of Shares. As of the First Tranche Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the issuance of the Common Shares due at the Second Tranche Closing and the exercise of the Warrants, a number of shares of Common Stock equal to at least (i) 100% of the Common Shares due at the Second Tranche Closing and (ii) as many Warrant Shares as possible not in excess of the lesser of (A) 100% of the Warrant Shares acquirable on exercise of the Warrants at the First and Second Tranche Closings or (B) the Available Unissued Shares. Nothing herein shall be construed to relieve the Company of any of its obligations to issue the Warrants and, so long as any of the Warrants are outstanding, its continuing obligations upon exercise of any Warrants to issue the Warrant Shares, it being intended that the Company shall increase its authorized but unissued Common Stock to such amounts as shall be necessary to issue the Warrant Shares so long as any Warrants are outstanding. Such reservation of Shares shall be and remain in full force and effect as a condition of the Purchasers to complete the Second Tranche Closing.

                           After the First Tranche Closing Date, and so long as
any Warrants are outstanding, the Company will reserve for issuance under the outstanding Warrants a number of shares of Common Stock equal to the lesser of
(i) 100% of the Warrant Shares acquirable under the outstanding Warrants or (ii) the Available Unissued Shares. The Company understands that the reservation of shares of Common Stock required hereby is subject to change every business day that there is a change in the Current Market Price of the Common Stock (as defined in the Warrants).

                  (k) Intentionally omitted.

                  (l) Secretary's Certificate. At the Closing, the Company shall have delivered to each Purchaser a secretary's certificate, dated as of such Closing Date, as to (i) the Resolutions, (ii) the Articles and (iii) the Bylaws, each as in effect at the Closing, and (iv) the authority and incumbency of the officers of the Company executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

                  (m) Intentionally omitted.

                  (n) Officer's Certificate. At the Closing, the Company shall have delivered to such Purchaser a certificate of an executive officer of the Company, dated as of the Closing Date, confirming the accuracy of the Company's representations, warranties and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this Section 4.2 as of the Closing Date. The certificate shall in such form as the Purchasers shall reasonably request. The Company understands that the certificate to be required at the Second Tranche Closing may, in the absolute discretion of the Purchasers, be in a different form as required at the First Tranche Closing.

                         ARTICLE V - REGISTRATION RIGHTS

         At the Closing, the Company and each of the Purchasers shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit D (the "Registration Rights Agreement").

                      ARTICLE VI - STOCK CERTIFICATE LEGEND

         Each certificate representing the Common Shares, the Warrants, and the securities issued upon exercise thereof, as applicable and appropriate, shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required by applicable federal, provincial or state securities or "blue sky" laws):

                  THE    SECURITIES    REPRESENTED   BY   THIS
                  CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN
                  REGISTERED UNDER THE SECURITIES ACT OF 1933,
                  AS AMENDED (THE  "SECURITIES  ACT") OR STATE
                  SECURITIES   LAWS   AND  MAY  NOT  BE  SOLD,
                  TRANSFERRED,     ASSIGNED,     PLEDGED    OR
                  HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS
                  REGISTERED   UNDER   THAT   ACT  AND   UNDER
                  APPLICABLE  STATE  SECURITIES LAWS OR ALTEON
                  INC. (THE "COMPANY")  SHALL HAVE RECEIVED AN
                  OPINION   OF   LEGAL   COUNSEL    REASONABLY
                  ACCEPTABLE TO THE COMPANY THAT  REGISTRATION
                  OF SUCH SECURITIES  UNDER THE SECURITIES ACT
                  AND APPLICABLE  STATE SECURITIES LAWS IS NOT
                  REQUIRED.

         The Company agrees to reissue certificates representing the Shares or the Warrants, without the legend set forth above if at such time, prior to making any transfer of any Shares or the Warrants such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request and such holder otherwise complies with the terms of the Transaction Documents. The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Shares or Warrants upon which it is stamped if, unless otherwise required by federal or state securities laws, (a) the sale of such Shares or Warrants is registered under the Securities Act (including registration pursuant to Rule 415 thereunder) as contemplated by the Registration Rights Agreement; (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a sale or transfer of such Shares or Warrants may be made without registration under the Securities Act; or (c) such holder provides the Company with reasonable assurances that such Shares or Warrants can be sold under Rule 144(k). Each Purchaser agrees that it will only sell Shares or Warrants, including those represented by a certificate(s) from which the legend has been removed, pursuant to an effective registration statement, under an exemption from the registration requirements of the Securities Act or in accordance with Rule 144(k). In the event the above legend is removed from any Shares or Warrants and the effectiveness of a registration statement covering such Shares or Warrants is suspended or the Company determines, based upon an opinion of counsel, that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance notice to such Purchaser the Company may require that the above legend be placed on any such Shares or Warrants that cannot then be sold pursuant to an effective registration statement, under an exemption from the registration requirements of the Securities Act or under Rule 144(k) and such Purchaser shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such Shares or Warrants may again be sold pursuant to an effective registration statement, under an exemption from the registration requirements of the Securities Act or under Rule 144(k). The restrictions on transfer contained in
Section 6.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.

                            ARTICLE VII - TERMINATION

         Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to any Closing by the mutual written consent of the Company and the Purchasers.

         Section 7.2 Other Termination. This Agreement may be terminated by the action of the Board of Directors of the Company or by any one or more of the Purchasers at any time if the Closing shall not have been consummated by the Closing Date, as long as the failure to so consummate is not the fault of the terminating party.

         Section 7.3 Termination of Closing. If the Second Tranche Closing has not occurred on or prior to the date called for in Sections 1.2(b) and 4.2(g), those sections and provisions in this Agreement relating to the Second Tranche Closing may be terminated by the action of the Board of Directors of the Company or by any one or more of the Purchasers as long as the failure to consummate the Closing is not the fault of the terminating party.

         Section 7.4 Effect of Termination. In the event of termination by the Company or any one or more of the Purchasers of this Agreement or any part hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement and the Registration Rights Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 7.1 or 7.2 herein, this Agreement shall become void and of no further force and effect, except for Sections 9.1 and 9.2, and Article VIII herein. Nothing in this Section 7.4 shall be deemed to release the Company or any Purchaser from any liability for any breach under this Agreement or the Registration Rights Agreement, or to impair the rights of the Company and the Purchasers to compel specific performance by the other party of its obligations under this Agreement and the Registration Rights Agreement.

                         ARTICLE VIII - INDEMNIFICATION

         Section 8.1. Indemnification Generally. (a) The Company agrees to indemnify and hold harmless each Purchaser (which term, for purposes of this Article VIII, includes each Purchaser and its respective directors, partners, members, managers, officers and employees), from and against (i) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against the Purchaser in any manner relating to or arising out of any breach or default of any representation, warranty, covenant or other obligation of the Company under this Agreement, the Registration Rights Agreement or the Warrant, or (ii) any claim asserted against a Purchaser in such Purchaser's capacity as a holder of the Shares or Warrants by a third party (other than another Purchaser) resulting from or arising out of any acts or omissions by the Company; and the Company will reimburse the Purchaser for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable hereunder to the extent that any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses or disbursements are found in a final non-appealable judgment by a court to have arisen out of or to have been based upon (i) the Purchaser's gross negligence, bad faith or willful misconduct in its capacity as a holder of the Shares or Warrants, or (ii) any untrue statements or omissions made by the Purchaser to the Company in writing for inclusion in the a registration statement of the Company.

                  (b) Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against the Company in any manner relating to or arising out of any breach or default of any representation, warranty, covenant or other obligation of such Purchaser under this Agreement and the Registration Rights Agreement; and each Purchaser, severally and not jointly, will reimburse the Company for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that no Purchaser shall be liable hereunder to the extent that any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses or disbursements are found in a final non-appealable judgment by a court to have arisen out of or to have been based upon (i) the Company's gross negligence, bad faith or willful misconduct, or
(ii) any untrue statements or omissions made by the Company in the a registration statement of the Company.

         Section 8.2 Registration. (a) Upon the filing of the Registration Statement, the Company agrees to indemnify and hold harmless the Purchaser, each underwriter, broker or dealer, if any, and their respective directors, officers and employees, and each other Person, if any, who controls the Purchasers (or an assignee thereof), within the meaning of the Securities Act, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which the Purchaser or such underwriter, broker or dealer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Shares were registered under the Securities Act, any preliminary prospectus or final prospectus relating to such Shares, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation under the Securities Act applicable to the Company or relating to any action or inaction required by the Company in connection with any such registration and will reimburse the Purchaser, each such underwriter, broker or dealer and controlling Person, and their respective directors, officers or employees, for any legal or other expenses reasonably incurred by any such Person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability are found in a final non appealable judgment by a court to have arisen out of or to have been based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by the Purchaser or such underwriter, broker, dealer or controlling Person for use in the preparation thereof.

                  (b) Upon the filing of the Registration Statement, each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company from and against any and all losses, claims, damages or liabilities (or actions in respect thereof) to which the Company may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact which was provided by such Purchaser to the Company and is contained in any registration statement under which such Shares were registered under the Securities Act, any preliminary prospectus or final prospectus relating to such Shares, or any amendment or supplement thereto, or (ii) the omission or alleged omission to state in any registration statement a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by such Purchaser of any rule or regulation under the Securities Act applicable to the Purchaser or relating to any action or inaction required by the Purchaser in connection with any such registration, and such Purchaser will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that such Purchaser will not be liable in any such case to the extent that any such loss, claim, damage or liability is found in a final non-appealable judgment by a court not to have arisen out of or not to have been based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by the Purchaser.

         Section 8.3 Procedure. (a) Any party entitled to indemnification under this Article VIII (an "Indemnified Party") will give written notice to the party which is required to indemnify it (the "Indemnifying Party") of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.

                  (b) In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interest between it and the Indemnifying Party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the Indemnifying Party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim.

                  (c) In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnified Party which relates to such action or claim. The Indemnifying Party shall keep the Indemnified Party fully apprized at all times as to the status of the defense or any settlement negotiations with respect thereto.

                  (d) If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. Provided that the Indemnifying Party has timely assumed the defense of any action, claim or proceeding, the Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.

                  (e) Notwithstanding anything in this Article VIII to the contrary, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnification required by this Article VIII shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Indemnified Party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

         Section 8.4 Contribution. If the indemnification provided for in this
Article is unavailable to the Indemnified Party, in respect of any losses, claims, damages or liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnifying Party as a result of such losses, claims, damages or liabilities (i) as between the Indemnifying Party and the Indemnified Parties in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying and Indemnified Parties from the offering of the Shares, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Indemnifying and Indemnified Parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Indemnifying and Indemnified Parties in such proportion as is appropriate to reflect the relative fault of such parties in connection with such statements or omissions, as well as any other relevant equitable considerations.

         Section 8.5 Survival of Indemnification. The indemnity and contribution agreements contained in this Article shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified or Indemnifying Party or the consummation of the sale or successive resales of the Shares or the Warrants.

                           ARTICLE IX - MISCELLANEOUS

         Section 9.1 Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, provided, however, that the Company shall pay, from the aggregate Purchase Prices due at the First Tranche Closing, all attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Purchasers in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder to the extent such fees and expenses do not exceed $40,000. The Purchasers shall deliver to the Company copies of bills, in such attorneys' usual form, for their fees and expenses, at the First Tranche Closing. In addition, the Company shall pay all reasonable fees and expenses incurred by the Purchasers in connection with any amendments, modifications or waivers of this Agreement or any of the other Transaction Documents, or incurred in connection with the enforcement of this Agreement or any of the other Transaction Documents (provided that the Purchasers are the prevailing parties, in whole or in part, in such enforcement), including, without limitation, all reasonable attorneys fees and expenses. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

         Section 9.2 Specific Enforcement, Consent to Jurisdiction.

                  (a) The remedies provided in this Agreement and the Registration Rights Agreement shall be cumulative and in addition to all other remedies available under this Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Purchaser's right to pursue actual damages for any failure by the Company to comply with the terms of this Agreement or the Registration Rights Agreement. Amounts set forth or provided for herein and therein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Purchasers thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder and thereunder will cause irreparable harm to the holders of the Common Shares and Warrants that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Common Shares and Warrants shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  (b) Each of the Company and the Purchasers (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereunder or thereunder and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchasers consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 9.2 shall affect or limit any right to serve process in any other manner permitted by law.

         Section 9.3 Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Transaction Documents, neither the Company nor any of the Purchasers makes any representations, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the Purchasers (or the Purchasers' respective successors-in-interest, other than successors acquiring Shares in a registered offering or sales under Rule 144) of at least two-thirds (2/3) of the Common Shares then outstanding, and no provision hereof may be waived other than by a written instrument signed by the party (or such party's predecessors-in-interest) against whom enforcement of any such amendment or waiver is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders (other than persons acquiring Shares in a registered offering or sales under Rule 144) of the

Common Shares then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents or holders of Common Shares, as the case may be.

         Section 9.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:         Alteon Inc.
                           170 Williams Drive
                           Ramsey, New Jersey 07446
                           Attn.: Kenneth I. Moch, President and
                                  Chief Executive Officer
                           Tel.: 201-934-5000
                           Fax: 201-934-8880

with copies to:            Smith, Stratton, Wise, Heher & Brennan
                           600 College Road East
                           Princeton, New Jersey 08540
                           Attn:  Richard J. Pinto, Esq.
                           Telephone No.: 609-924-6000
                           Facsimile No. : 609-987-6651

If to any Purchaser:       At the address of such Purchaser as set forth on
                           Exhibit A to this Agreement, with copies as specified in writing by such Purchaser, and

with copies to:            Kane Kessler, P.C.
                           1350 Avenue of the Americas - 26th Floor
                           New York, New York 10019
                           Attention:  Robert L. Lawrence, Esq.
                           Tel No.:  (212) 541-6222
                           Fax No.: (212) 245-3009

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

         Section 9.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         Section 9.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

         Section 9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns; provided, however, that persons who acquire Shares from a Purchaser which have been registered in accordance with the Registration Rights Agreement or sold by a Purchaser under Rule 144, and which Shares are not required to be legended with respect to the Securities Act, shall not succeed to any rights of the Purchaser hereunder other than such successor's capacity as a holder of Common Stock of the Company. After each Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement. Without limiting the generality of any of the foregoing provisions of this Section, a bona fide pledgee for value of any Shares of any Purchaser shall be deemed a successor of the Purchaser and have all of the rights of such Purchaser hereunder unless and until such Shares are sold by such pledgee in a registered offering or pursuant to Rule 144.

         Section 9.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

         Section 9.10 Survival. The representations and warranties of the Company and the Purchasers contained in: (i) Sections 2.1(o) and (s) shall survive indefinitely and (ii)those contained in Article II, with the exception of Sections 2.1(o) and (s), shall survive the execution and delivery hereof and the applicable Closing until the date three (3) years from the Closing Date; and
(iii) the agreements and covenants set forth in Articles I, III, V, VII, VIII and IX of this Agreement shall survive the execution and delivery hereof and any Closing hereunder, as applicable, until the number of Shares beneficially held by the Purchasers in the aggregate(determined in accordance with Rule 13d-3 under the Exchange Act) constitute less than 2% of the total combined voting power of all voting securities then outstanding, provided, that Sections 3.1, 3.2, 3.4, 3.5, 3.7, 3.8, 3.9, 3.10 and 3.12 shall not expire until the
Registration Statement required by Section 2 of the Registration Rights Agreement is no longer required to be effective under the terms and conditions of Registration Rights Agreement. If at any time hereafter the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the provisions of Section 3.9 shall be applicable to the Company so long as any Purchaser or any of its assigns owns any Warrants or Shares.

         Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional executed signature pages to be physically delivered to the other parties within five (5) days of the execution and delivery hereof.

         Section 9.12 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchasers, unless and until such disclosure is required by law or applicable regulation or requirements of the American Stock Exchange or other exchange on which the Common Stock is then listed or qualified for trading, and then only to the extent of such requirement. In addition to the foregoing, any disclosure by the Company of the name of the Purchasers shall be subject to review and comment by the Purchasers prior to disclosure, except with respect to exhibits to be filed with the Company's Current Report on Form 8-K regarding this transaction.

         Section 9.13 Severability. The provisions of this Agreement and the Registration Rights Agreement are severable; in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Registration Rights Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Registration Rights Agreement, and this Agreement or the Registration Rights Agreement, as applicable shall be construed and enforceable as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein or therein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

         Section 9.14 Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Common Shares, the Warrants, the Warrant Shares, and the Registration Rights Agreement.

         Section 9.15 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. Without limiting the generality of the foregoing, the inability or failure of the Purchasers to discover any breach, default or misrepresentation by the Company under this Agreement or the Transaction Documents (including under any certificate furnished pursuant to this Agreement or any of the Transaction Documents) shall not in any way diminish any liability hereunder.

         Section 9.16 Certain Definitions. As used in this Agreement:

         "Available Unissued Shares" means the number of shares of the Company's Common Stock which is not issued and outstanding and not reserved for issuance under (i) the Company's stock option plans and the outstanding warrants, each as identified in Schedule 2.1(c), Capitalization, and (ii) the conversion rights with respect to the Series G Preferred Stock and Series H Preferred Stock. The Available Unissued Shares shall be determined on a daily basis based upon the Current Market Price of the Common Stock as defined in the Warrants.

                  "Knowledge" of the Company, whether or not such term is capitalized, means actual knowledge of any officer of the Company, and any information of which an officer should have had knowledge by making due inquiry.

                  "Material Adverse Effect" means any adverse effect on the business, operations, properties, prospects, assets or financial condition of the Company or which is likely to materially hinder the performance by the Company of its obligations hereunder and under the other Transaction Documents (as defined in Section 2.1(b) hereof).

                  "Option Forbearance Letter" means that certain letter agreement dated on or about the date hereof between the Company and Kenneth I. Moch (the "Optionee") with respect to his agreement not to exercise options in certain circumstances specified therein.

                  "SEC Documents" means only the following documents filed by the Company with the Commission:

                           (i) Annual Report on Form 10-K for the year end December 31, 1999;

                           (ii) Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2000;

                           (iii) Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2000;

                           (iv) Definitive Proxy Statement filed with respect to the 2000 Annual Meeting of Stockholders held June 12, 2000;

                           (v) Current Reports on Form 8-K filed on the following dates:
                                            January 7, 2000 (2 separate reports)
                                            March 17, 2000 (1 report)
                                            April 12, 2000 (2 separate reports)

                           (vi) All exhibits filed with any of the foregoing documents; provided, however, that exhibits incorporated by reference into such documents shall not be considered "SEC Documents" for purposes hereof, unless listed on Schedule 9.16(b)(vi).

                  "Strategic Alliance" shall mean a transaction approved by the Board of Directors of the Company in which the acquirer of the Company's capital stock has a business relationship with the Company which is (i) material to the Company independent of such acquirer's acquisition of the Company's capital stock, and (ii) arises out of the transaction in which the acquirer acquired the Company's capital stock.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorize officer as of the date first above written.


NARRAGANSETT I, LP                          ALTEON INC.

By: /S/ Joseph L. Dowling III                By: /S/ Kenneth I. Moch
   ---------------------------------            --------------------------------
     Joseph L. Dowling III, Managing            Kenneth I. Moch, Chief Executive
     Member                                     Officer

NARRAGANSETT OFFSHORE, LTD.

By: /S/ Joseph L. Dowling III
   ---------------------------------
     Joseph L. Dowling III, Managing
     Member

EGM MEDICAL TECHNOLOGY FUND, L.P.

By: /S/ Guy R. Scott
   ---------------------------------
     Guy R. Scott, Chief Investment
     Officer

EGM MEDICAL TECHNOLOGY OFFSHORE FUND

By: /S/ Guy R. Scott
   ---------------------------------
     Guy R. Scott, Chief Investment
     Officer

S.A.C. CAPITAL ASSOCIATES, LLC,
By:  S.A.C. Capital Advisors, LLC, its
investment advisor

By: /S/ Peter Nussbaum
   ---------------------------------
     Peter Nussbaum, General Counsel

SDS MERCHANT FUND, LP

By: /S/ Steven Derby
   ---------------------------------
     Steven Derby, Managing Member

HERRIOT TABUTEAU

By: /S/ Herriot Tabuteau
   ---------------------------------
     Herriot Tabuteau

                                   EXHIBIT A
                                     TO THE
                  COMMON STOCK AND WARRANTS PURCHASE AGREEMENT

                                  ALTEON INC.

                               LIST OF PURCHASERS


                                        First Tranche                                  Second Tranche
Name and Address of Purchaser
                                                                           Price                                          Price
                                                       Series 1  Series 2  (Series 1                  Series 1  Series 2  (Series 1
                                        Shares  Price  Warrants  Warrants  and 2)      Shares  Price  Warrants  Warrants  and 2)

EGM MEDICAL TECHNOLOGY FUND, L.P.,
c/o Emerging Growth Management,
One Embarcadero Center, Ste. 2410,
San Francisco, CA 94111,
Attn: Marc Pentopoulos

EGM MEDICAL TECHNOLOGY OFFSHORE FUND,
c/o Emerging Growth Management

NARRAGANSETT I, LP
375 Park Avenue, 14th Floor,
New York, NY 10152,
Attn: CFO

NARRAGANSETT OFFSHORE, LTD.
375 Park Avenue, 14th Floor,
New York, NY 10152,
Attn: CFO

S.A.C. CAPITAL ASSOCIATES, LLC
c/o SAC Capital Advisors, LLC,
777 Long Ridge Road,
Stamford, Conn.06902,
Attn: General Counsel

                                        First Tranche                                  Second Tranche
Name and Address of Purchaser
                                                                           Price                                          Price
                                                       Series 1  Series 2  (Series 1                  Series 1  Series 2  (Series 1
                                        Shares  Price  Warrants  Warrants  and 2)      Shares  Price  Warrants  Warrants  and 2)

SDS MERCHANT FUND, LP
375 Park Avenue, 14th Floor,
New York, NY 10152,
Attn: Steve Derby

HERRIOT TABUTEAU
401 East 64th Street, Apt. 4D
New York, NY 10021

         Totals

                                SCHEDULE 2.1 (a)

                                  Organization


                  See Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 and 3.8 to the
Company's annual report on Form 10-K for the year ended December 31, 1999.

                                SCHEDULE 2.1 (c)

                                 Capitalization


(i)               Authorized capital stock as of September 29, 2000:

                          Preferred Stock:              1,993,086 shares
                          Common Stock:                40,000,000 shares

                  Shares currently issued and outstanding as of September 29, 2000:

                          Series G Preferred Stock:         874 shares
                          Series H Preferred Stock:       2,626 shares
                          Common Stock:              19,400,201 shares

                  Pre-emptive and registration rights and other rights to obtain capital stock are set forth in the following Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1999: 3.2, 3.4, 3.5, 3.6, 3.7, 4.1, 4.2, 4.3, 4.4, 4.5, 10.1, 10.2, 10.23.

                  As of September 29, 2000, options to purchase 5,004,521 shares of Common Stock were outstanding pursuant to Exhibits 10.1 and 10.2.

                  As of September 29, 2000 warrants to purchase 60,000 shares of common stock, at an exercise price of 4.025 per share and an expiration date of April 24, 2004, were outstanding.

                                SCHEDULE 2.1 (i)

                             Undisclosed Liabilities


                  The Company does not have any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) except as reflected in its quarterly report on Form 10-Q for the quarter ended June 30, 2000 and other than those incurred in the ordinary course of business since June 30, 2000, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

                                SCHEDULE 2.1 (k)

                                  Indebtedness


                  See the financial statements contained in the Company's annual report on Form 10-K for the year ended December 31, 1999 and quarterly report on Form 10-Q for the quarter ended June 30, 2000.

                  The Company is not in default with respect to any Indebtedness.

                                SCHEDULE 2.1 (m)

                                   Litigation


                  A former enrollee in one of the Company's clinical trials has brought suit against the Company in federal and state court in North Carolina claiming unspecified damages for injuries allegedly sustained as a result of his participation in the trial. The Company's liability insurance carrier is defending these actions.

                                SCHEDULE 2.1 (o)

                                      Taxes


                  The Company's federal income tax returns for 1992 and 1993 were audited by the Internal Revenue Service. No taxes, penalties, interest or other payments with respect to such years are owed to the Internal Revenue Service and not reflected on the June 30, 2000 balance sheet.

                                SCHEDULE 2.1 (u)

                               Material Agreements


All existing material agreements have been filed as Exhibits to the Company's annual report on Form 10-K for the year ended December 31, 1999 and to the Company's quarterly reports on Forms 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

                                SCHEDULE 2.1 (v)

                          Transactions with Affiliates


                  As set forth in the Company's Proxy Statement for its 2000 Annual Meeting of Stockholders in the section entitled "Employment Agreements and Termination of Employment Arrangements with Executive Officers," in Exhibit
10.1 to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2000 and in the following Exhibits to the Company's annual report on Form 10-K for the year ended December 31, 1999: 10.3, 10.12, 10.15, 10.16, 10.17,
10.18, 10.19, 10.22, 10.23, 10.28 and 10.30.

                  The Company has no knowledge as to whether any of its customers or suppliers have relationships with any of its officers, directors, stockholders or other affiliates.

                                SCHEDULE 2.1 (y)

                                    Employees


                  Employment, confidentiality and similar agreements are as set forth in Exhibit 10.1 on the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2000 and in the following Exhibits to the Company's annual report on Form 10-K for the year ended December 31, 1999: 10.3, 10.12, 10.15, 10.16, 10.17, 10.18, 10.19, 10.22, 10.28, and 10.30. All employees are subject to propriety information and confidentiality agreements.

                                SCHEDULE 2.1 (z)

                              Certain Developments


                  Options to purchase 690,020 shares of common stock were granted subsequent to December 31, 1999.

                  Options to purchase 210,500 shares of common stock were exercised subsequent to December 31, 1999.

                  The number of outstanding shares of Series G and Series H Convertible Preferred Stock as of June 30, 2000, as reported on Schedule 2.1(c), reflects dividends declared thereon on June 30, 2000 in accordance with the terms of such stock.

                                 SCHEDULE 2.2(i)

      COMPANY SECURITIES OWNED BY PURCHASERS PRIOR TO FIRST TRANCHE CLOSING



         S.A.C. Capital Associates, LLC:       30,000 shares of Common Stock

         Herriott Tabuteau:                    33,000 shares of Common Stock

                              SCHEDULE 9.16 (b)(vi)

   Exhibits Incorporated by Reference which Constitute a Part of SEC Documents


                  All Exhibits to SEC Documents which are referred to in the Schedules to the agreement to which this Schedule 9.16(b)(vi) is attached shall be considered SEC Documents.